UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2016

COMERICA INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	1-10706	38-1998421
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Comerica Bank Tower
1717 Main Street, MC 6404
Dallas, Texas  75201
(Address of principal executive offices)   (zip code)

(214) 462-6831
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

In August 2015, Comerica Incorporated (“Comerica”) announced that Jon W. Bilstrom, Executive Vice President, planned to retire in 2016. Mr. Bilstrom’s retirement date will be July 31, 2016.

In connection with Mr. Bilstrom’s retirement, Comerica and Mr. Bilstrom entered into a restrictive covenants and general release agreement (the “Agreement”) dated July 21, 2016. The Agreement specifies that Mr. Bilstrom’s employment will terminate July 31, 2016 (the “Separation Date”) and that he will return all property of Comerica and its subsidiaries and affiliates on or prior to the Separation Date. Under the terms of the Agreement, Mr. Bilstrom provides a general release of claims in favor of Comerica and its affiliates and agrees to be bound by certain restrictive covenants (including two year non-competition and non-solicitation restrictions that will prohibit him from engaging in any business in competition with the businesses conducted by Comerica in Michigan, California, Texas, Arizona or Florida and from soliciting the customers and employees of Comerica) without the consent of Comerica. The Agreement also includes general non-disparagement and cooperation provisions and provides that Mr. Bilstrom will not use, commercialize or disclose Comerica’s confidential information to any person or entity, except to such individuals as approved by Comerica in writing prior to any such disclosure or as otherwise required by law.

Subject to the execution and non-revocation of the Agreement, the Governance, Compensation and Nominating Committee of the Board of Directors approved the accelerated vesting of Mr. Bilstrom’s restricted Comerica stock as of his Separation Date.

Pursuant to the Agreement, prior to the Separation Date, so long as Mr. Bilstrom continues to be employed by Comerica, he will generally continue to be paid and be eligible to participate in the health, welfare benefit and retirement plans of Comerica on the same basis as applied to him immediately prior to delivery of the Agreement. Following the Separation Date, he will be eligible to elect continuation coverage under Comerica’s healthcare benefit plans in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended and the terms of the applicable plan. Comerica shall reimburse Mr. Bilstrom for reasonable and documented business expenses incurred by Mr. Bilstrom on or before the Separation Date, in accordance with the terms of Comerica’s policy. As well, Comerica will compensate Mr. Bilstrom for any accrued but unused paid time off days as of the Separation Date, in accordance with the terms of Comerica’s policy. Mr. Bilstrom will receive deferred compensation distributions from his deferred compensation plan accounts, if any, in accordance with his prior elections and the terms of the relevant plans. Mr. Bilstrom will be eligible to receive a share of any applicable incentive payment provided pursuant to the Comerica 2016 Amended and Restated Management Incentive Plan (“MIP”) which is payable in the year 2017 with respect to the one-year and three-year performance periods ending December 31, 2016, in accordance with the terms of the MIP. The amount of the payment, if any, will be made pursuant to the applicable funding formula and other criteria established by the Governance, Compensation and Nominating Committee and will be prorated to cover that portion of the performance period during which Mr. Bilstrom was a Comerica employee. To the extent provided in its bylaws, Comerica will defend, indemnify and hold Mr. Bilstrom harmless from and against all liability for actions taken by him within the scope of his responsibilities, so long as his conduct in any such matter was consistent with the relevant standards contained in the bylaws.

This summary of the Agreement is qualified in its entirety by the terms of the Agreement, a copy of which is being filed herewith as Exhibit 10.1.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

The information concerning the departure of Mr. Bilstrom set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated by reference into this Item 5.02.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

10.1	Restrictive Covenants and General Release Agreement by and between Jon W. Bilstrom and Comerica Incorporated dated July 21, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMERICA INCORPORATED

	By:	/s/ John D. Buchanan
	Name:	John D. Buchanan
	Title:	Executive Vice President-Governance,
Regulatory Relations and Legal Affairs,
and Corporate Secretary

Date: July 27, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1	Restrictive Covenants and General Release Agreement by and between Jon W. Bilstrom and Comerica Incorporated dated July 21, 2016.